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                                                                     EXHIBIT 5.1

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          SunTrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095


                                  July 16, 2003


Sunair Electronics, Inc.
3005 Southwest Third Avenue
Fort Lauderdale, Florida  33315

Ladies and Gentlemen:

         We have acted as special counsel to Sunair Electronics, Inc., a Florida corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 400,000 shares of the Company's common stock, par value $.10 per share (the "Shares").

         Based on our review of the Articles of Incorporation of the Company, the Bylaws of the Company, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for upon exercise of options granted or to be granted, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,

                                         AKERMAN, SENTERFITT & EIDSON, P.A.

                                         /s/ Akerman, Senterfitt & Eidson, P.A.